Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-269494, No. 333-289436, No. 333-289441, No. 333-289953, No. 333-290944, No. 333-292467, and No. 333-292468), Form S-1 (No. 333-258411, No. 333-268010, No. 333-278383, No. 333-287157 and No. 333-287853) and Form S-8 (No. 333-288969, No. 333-288968 and No. 333-261044) of Tivic Health Systems, Inc. of our report dated April 30, 2025, relating to the consolidated financial statements of Scorpius Holdings, Inc. (the Company), included in Amendment No. 1 on Form 8-K/A of Tivic Health Systems, Inc. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

Raleigh, North Carolina

February 23, 2026